EXHIBIT 99.1

FOR IMMEDIATE RELEASE DATE: April 26, 2018	CONTACT: JIM GALEESE (513 793-3200)

LSI INDUSTRIES INC. REPORTS OPERATING RESULTS
FOR THE THIRD QUARTER AND NINE MONTH PERIOD  ENDED MARCH 31, 2018;
DECLARES REGULAR CASH DIVIDEND; AND PROVIDES UPDATE ON CEO SEARCH

Cincinnati, OH; April 26, 2018 – LSI Industries Inc. (NASDAQ:  LYTS) today announced:

Third Quarter Summary

•	Sales increased 1% compared to Q3 of the prior year.
•	Adjusted Operating Income increased 74%, with adjusted operating margin improving 40 basis points
•	Adjusted Net Income of $226,000 (See Non-GAAP reconciliation below).
•	GAAP reported EPS was $0.01 versus loss of $(0.02) in PY Q3. Adjusted EPS was $0.01, flat compared to PY Q3.
•	Year-to-date sales increased 4% above prior year; while adjusted operating earnings increased 37%. Through the first three quarters, adjusted EPS is $0.20 versus $0.17 in 2017.

Net sales in the third quarter of fiscal 2018 were $78,843,000, an increase of 1% compared to the $78,156,000 reported in the third quarter of the prior year.  Reported net income was $220,000 in the third quarter versus a loss of $(531,000) in Q3 FY 2017.  Reported EPS of $0.01 is above reported EPS of $(0.02) for the third quarter of the prior year.  Adjusted net income was $226,000 compared to $357,000 for third quarter FY 2017.  Adjusted EPS of $0.01 is flat with the third quarter prior year. The Q3 tax rate was above the prior year tax rate, with both years including discrete adjustments.  See reconciliation of net income and earnings per share in the Non-GAAP table below. The Company declared a regular cash dividend of $0.05 per share payable May 15th, 2018 to shareholders of record on May 7th, 2018.

The business generated positive cash flow in Q3, and debt has been reduced by $10 million fiscal year-to-date.  The Board approved a quarterly dividend payment of $0.05 per share.

Management Comments and Outlook

Third quarter results reflect a steadfast, balanced approach to managing in a soft market environment, while continuing progress on key priorities.  These priorities include shifting our sales focus exclusively to LED solutions in Lighting, new product introductions across the business; and continued efforts on gross margin improvement.  This approach generated year-over-year sales growth of 1%, gross margin improvement of 110 basis points, and an operating earnings improvement of 74%, or 40 basis points during the quarter.

The 1% sales growth reflects the Lighting Segment's exclusive focus on LED solutions, combined with the continued shift away from conventional fluorescent and HID technologies.  LED growth for the quarter was 14%, while our conventional technology sales decreased 58% compared to same quarter PY.  While this accelerated shift has unfavorably impacted our organic sales in the short-term, this move positions LSI to dedicate the necessary business assets required to capitalize on the forward growth opportunities in LED lighting.

LSI Industries Inc. Third Quarter Results
April 26, 2018

The markets for both lighting and graphics, but notably lighting, remain stubbornly soft.  Various published sources indicate that the lighting market is down mid-single digits, despite overall favorable economic fundamentals.  Given this overall environment, our LED growth and gross margin improvement suggests the business is sensibly executing.  LED now represents 92% of all lighting product sales at LSI.

The business continued a disciplined approach of managing price/volume trade-off decisions during this ongoing soft market, contributing to a 110 basis point improvement in our gross margin rate versus Q3 prior year.  Selling prices remain very competitive, driven in part by the soft market.  The business intends to launch in Q4 the "Protector" series of products to more effectively serve a broader segment of the market.  This product offering will provide a lower price point solution to market applications requiring this range while assisting in maintaining price levels of the more feature rich product range.  Pricing conditions are expected to remain extremely competitive for at least the next quarter.

The opposite side of the margin equation is product cost inflation, specifically materials.  Prices in key commodities continue to increase, compounded by the Commerce Department "Section 232" announcement of a 24% tariff on steel and 10% on aluminum.  Domestic metal producers have already published new price increases as a result.  LSI will realize modest cost increases in these categories in fiscal Q4 and Q1 2019; however, decreases in other categories, most notably electronics, are contributing to successfully offsetting the increase.  In addition, the impact of the announced tariff on a wide range of Chinese imports remains unclear.  The tariffs are not yet in effect, and we continue to analyze the harmonized tariff schedule for any potential impact and developing creative sourcing alternatives.

The current market environment requires a high vitality level of both new product development and cost reduction engineering activity.  The launch of the new Scottsdale® Vertex™ under-canopy fixture, with the intent to solidify our market leading position in petroleum and c-store applications, has exceeded initial expectations.  Shipment of the Vertex product began in March and the order backlog is strong.  Additionally, a record twelve new LED products will be launched over the next four months, replacing a sizeable portion of the existing current product offering.

The Atlas Lighting acquisition attained its one year anniversary approximately mid-Q3.  The Atlas brand continues to achieve success in the market, as well as generating the synergies targeted in the acquisition case.  Specifically, cross-branding opportunities continue to expand; the continuous launch of new, lower cost products provides price competitive solutions; and global sourcing leverage and distribution expansion are all actively being managed.

The Graphics segment generated a growth rate of 5% in Q3, driven by continued growth in the SOAR digital signage business.  Significant quotation activity continues, with specific major opportunities in the Quick Service Restaurant (QSR) and Grocery retail verticals.  Reaction and interest to SOAR at the recent Digital Design Expo was multi-fold above prior year, reflecting growing brand recognition and proven solution.  The graphics petroleum business also had a solid quarter with strong activity at all three key accounts.  The outlook for petroleum looks promising, with a mix of traditional solutions, complimented by new initiative growth opportunities.  Positive momentum continues to build in our Graphics business.

Indicators for both the Lighting and Graphics market remain mixed, suggesting the current sluggish market may continue for the short-intermediate future.  The soft market, combined with uncertainty surrounding materials costs, will maintain pressure on margins.  In spite of the current softness, the benefits of LED lighting have been proven, yet today LED as a percent of the overall installed base is estimated to be less than 15%.  Advanced technologies, including smart lighting and digital signage, provide compelling opportunities to drive further growth.

LSI Industries Inc. Third Quarter Results
April 26, 2018

The previously announced search for the CEO position is in process.  We are targeting a leader with the skill set to manage through market transformations that we are seeing in both the lighting and graphics markets we serve; including focusing on advancing innovation and revenue growth.

Financial Highlights
(In thousands, except per	Three Months Ended				Nine Months Ended
share data; unaudited)	March 31				March 31
	2018	2017	% Change		2018	2017	% Change

Net Sales	$78,843	$78,156	1%		$258,614	$247,973	4%
Operating Income (Loss) as reported	$743	$(774)	n/	m	$(19,524)	$3,110	n/	m
Goodwill impairment	--	--	n/	m	28,000	--	--
Impairment of intangible asset	--	479	n/	m	--	479	n/	m
Acquisition deal costs	--	1,480	n/	m	--	1,480	n/	m
Fair market value inventory write-up	--	155	n/	m	--	155	n/	m
Restructuring costs and plant closure costs	--	(957)	n/	m	--	796	n/	m
Severance costs	8	49	(84)%		91	222	(59)%
Operating Income as adjusted (a)	$751	$432	74%		$8,567	$6,242	37%
Net Income (Loss) as reported	$220	$(531)	n/	m	$(16,877)	$2,304	n/	m
Net Income as adjusted	$226	$357	(37)%		$5,227	$4,455	17%

Earnings (Loss) per share (diluted) as reported	$0.01	$(0.02)	n/	m	$(0.65)	$0.09	n/	m
Earnings per share (diluted) as adjusted	$0.01	$0.01	n/	m	$0.20	$0.17	18%

	3/31/18	6/30/17
Working Capital	$ 67,141	$ 61,704
Total Assets	$ 228,367	$ 256,680
Long-Term Debt	$ 45,289	$ 49,698
Shareholders' Equity	$ 141,829	$ 160,078

LSI Industries Inc. Third Quarter Results
April 26, 2018

(a)
The Company recorded pre-tax goodwill impairment of $28,000,000 in the first quarter of fiscal 2018.The Company also recorded a $479,000 pre-tax impairment of an intangible asset in the third quarter and nine month periods of fiscal 2017. The Company recorded pre-tax acquisition deal costs of $1,480,000 in the third quarter and nine month periods of fiscal 2017, respectively. The Company also recorded a $155,000 fair market value inventory write-up associated with the acquisition of Atlas Lighting in the third quarter and nine month periods of fiscal 2017.The Company recorded pre-tax restructuring costs and plant closure (income) costs totaling $(957,000) in the third quarter of fiscal 2017 and $796,000 in the nine month period of fiscal 2017. Restructuring costs in the third quarter and nine month periods of fiscal 2017 include a $1,361,000 gain on the sale of one of the facilities that had been closed. Additionally, the Company incurred net pre-tax other severance expense of $8,000 and $49,000 in the third quarter of fiscal 2018 and fiscal 2017, respectively, and incurred net pre-tax severance expense of $91,000 and $222,000 in the nine month period  of fiscal 2018 and 2017, respectively. Operating income, net income, and earnings per share (diluted) before the goodwill and intangible asset impairments, the fair market inventory write-up, the one-time tax charge, restructuring costs, plant closure costs and severance expense are Non-GAAP financial measures (see below for a reconciliation).

Third Quarter Fiscal 2018 Results

Net sales in the third quarter of fiscal 2018 were $78,843,000, up 0.9% from last year's third quarter net sales of $78,156,000.  Lighting Segment net sales of $61,554,000 were down 0.2% from last year's third quarter net sales and Graphics Segment net sales increased 5.0% to $17,289,000. The former Technology Segment net sales and operating results are now included in the Lighting Segment and prior year segment results have been revised accordingly. The Company recorded a $479,000 pre-tax impairment of an intangible asset in the third quarter of fiscal 2017.  The Company also recorded $1,480,000 of pre-tax acquisition deal costs and a fair market write-up of inventory of $155,000, in the third quarter of fiscal 2017 related to the acquisition of Atlas Lighting Products, Inc. Operating results of Atlas Lighting beginning February 21, 2017 are included in the Company's consolidated operating results.  In the third quarter of fiscal 2017 the Company recorded a net pre-tax restructuring and plant closure income of $957,000 ($344,000 was expensed in Cost of Products Sold and a net gain of $1,301,000, primarily resulting from the gain on sale of a manufacturing facility, was recorded in Selling and Administrative expenses).  Additionally, the Company recorded other pre-tax severance costs of $8,000 and $49,000 in the third quarter of fiscal 2018 and 2017, respectively. The fiscal 2018 third quarter net income of $220,000, or $ 0.01 per share, compared to the fiscal 2017 third quarter net loss of $(531,000) or $(0.02) per share. Earnings per share represents diluted earnings per share.

LSI Industries Inc. Third Quarter Results
April 26, 2018

Nine Months Fiscal 2018 Results

Net sales in the first nine months of fiscal 2018 were $258,614,000, an increase of 4.3% as compared to last year's first nine month net sales of $247,973,000. Lighting Segment net sales increased 3.7% to $199,156,000 and Graphics Segment net sales increased 6.3% to $59,458,000. The former Technology Segment net sales and operating results are now included in the Lighting Segment and prior year segment results have been revised accordingly. The Company recorded a $479,000 pre-tax impairment of an intangible asset in the first nine months of fiscal 2017 and a pre-tax goodwill impairment in the Lighting Segment of $28,000,000 in the first nine months of fiscal 2018.  The Company recorded $1,480,000 of pre-tax acquisition deal costs and a fair market write-up of inventory of $155,000, in the first nine months of fiscal 2017 related to the acquisition of Atlas Lighting Products, Inc.  Operating results of Atlas Lighting beginning February 21, 2017 are included in the Company's consolidated operating results. In the first nine months of fiscal 2017 the Company recorded a net pre-tax restructuring and plant closure costs of $796,000 ($1,455,000 was expensed in Cost of Products Sold and a net gain of $1,091,000, primarily resulting from the gain on sale of a manufacturing facility, was recorded in Selling and Administrative expenses), and plant closure costs related to an inventory write-down of $432,000 as the Company exited the manufacturing of fluorescent lighting fixtures  -- combining to a net total expense of $796,000.  Additionally, the Company recorded other pre-tax severance costs of $91,000 and $222,000 in the first nine months of fiscal 2018 and 2017, respectively. The nine month fiscal 2018 net loss of $(16,877,000), or $(0.65 per share), compared to the fiscal 2017 first nine month net income of $2,304,000, or $0.09 per share. The fiscal 2018 nine month net loss includes a one-time after-tax charge of $4.7 million related to the revaluation of the Company's deferred tax assets as a result of the lower tax rates included in the Tax Cut and Jobs Act. Earnings per share represents diluted earnings per share.

Balance Sheet

The balance sheet at March 31, 2018 included current assets of $107.0 million, current liabilities of $39.8 million and working capital of $67.1 million, which includes cash of $2.1 million.  The current ratio was 2.7 to 1.  The Company has shareholders' equity of $141.8 million and $45.3 million of long-term debt on its balance sheet as of March 31, 2018. With continued strong cash flow, a sound balance sheet, and $54.7 million available in its credit facility, LSI Industries believes its financial condition is sound and is capable of supporting the Company's planned growth, including acquisitions, if any.

Cash Dividend Actions

The Board of Directors declared a regular quarterly cash dividend of $0.05 per share in connection with the third quarter of fiscal 2018 payable May 15, 2018 to shareholders of record as of May 7, 2018.  The indicated annual cash dividend rate is $0.20 per share. The Board of Directors has adopted a policy regarding dividends which indicates that dividends will be determined by the Board of Directors in its discretion based upon its evaluation of earnings, cash flow requirements, financial condition, debt levels, stock repurchases, future business developments and opportunities, and other factors deemed relevant.

LSI Industries Inc. Third Quarter Results
April 26, 2018

Non-GAAP Financial Measures

This press release includes adjustments to GAAP net income and earnings per share for the three and nine month periods ended March 31, 2018 and 2017.  Adjusted net income and earnings per share, which exclude the impact of a goodwill and intangible asset impairment, acquisition deal costs, a fair market inventory write-up, a tax charge related to the revaluation of the Company's deferred tax assets, restructuring and plant closure costs, and other severance costs, are non-GAAP financial measures. We believe that these are useful as supplemental measures in assessing the operating performance of our business.  These measures are used by our management, including our chief operating decision maker, to evaluate business results.  We exclude these non-recurring items because they are not representative of the ongoing results of operations of our business.  Below is a reconciliation of these non-GAAP financial measures to the net income and earnings per share reported for the periods indicated.

(in thousands, except per share data; unaudited)	Third Quarter
	Diluted		Diluted
	FY 2018	EPS	FY 2017	EPS
Reconciliation of net income to adjusted net income:

Net income and earnings per share as reported	$220	$0.01	$(531)	$(0.02)

Adjustment for impairment of intangible asset, inclusive of the income tax effect	--	--	335	0.01

Adjustment for acquisition deal costs, inclusive of the income tax effect	--	--	1,030	0.04

Adjustment for fair market inventory write-up, inclusive of the income tax effect	--	--	108	--

Tax impact from the reduction of the Deferred Tax Assets	--	--	--	--

Adjustment for restructuring and plant closure costs, inclusive of the income tax effect	--	--	(629)	(0.02)

Adjustment for other severance costs, inclusive of the income tax effect	6	--	44	--

Adjusted net income and earnings per share	$226	$0.01	$357	$0.01

LSI Industries Inc. Third Quarter Results
April 26, 2018

(in thousands, except per share data; unaudited)	Nine Month Period
	FY2018	Diluted EPS	FY2017	Diluted EPS
Reconciliation of net income to adjusted net income:

Net income and earnings per share as reported	$(16,877)	$(0.65)	$2,304	$0.09

Adjustment for goodwill impairment, inclusive of the income tax effect	17,361	0.67	--	--

Adjustment for impairment of intangible asset, inclusive of the income tax effect	--	--	335	0.01

Adjustment for acquisition deal costs, inclusive of the income tax effect	--	--	1,030	0.04

Adjustment for fair market inventory write-up, inclusive of the income tax effect	--	--	108	--

Tax impact from the reduction of the Deferred Tax Assets	4,676	0.18	--	--

Adjustment for restructuring and plant closure costs, inclusive of the income tax effect	--	--	514	0.02

Adjustment for other severance costs, inclusive of the income tax effect	66	--	164	0.01

Adjusted net income and earnings per share	$5,227	$0.20	$4,455	$0.17

The reconciliation of reported net income and earnings per share to adjusted net income and earnings per share may not agree due to rounding differences and due to the difference between basic and dilutive weighted average shares outstanding in the computation of earnings per share.

LSI Industries Inc. Third Quarter Results
April 26, 2018

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This document contains certain forward-looking statements that are subject to numerous assumptions, risks or uncertainties.  The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements.  Forward-looking statements may be identified by words such as "estimates," "anticipates," "projects," "plans," "expects," "intends," "believes," "seeks," "may," "will," "should" or the negative versions of those words and similar expressions, and by the context in which they are used.  Such statements, whether expressed or implied, are based upon current expectations of the Company and speak only as of the date made.  Actual results could differ materially from those contained in or implied by such forward-looking statements as a result of a variety of risks and uncertainties over which the Company may have no control.  These risks and uncertainties include, but are not limited to, the impact of competitive products and services, product demand and market acceptance risks, potential costs associated with litigation and regulatory compliance, reliance on key customers, financial difficulties experienced by customers, the cyclical and seasonal nature of our business, the adequacy of reserves and allowances for doubtful accounts, fluctuations in operating results or costs whether as a result of uncertainties inherent in tax and accounting matters or otherwise, tax law changes, failure of an acquisition or acquired company to achieve its plans or objectives generally, unexpected difficulties in integrating acquired businesses, the ability to retain key employees, unfavorable economic and market conditions, the results of asset impairment assessments, the ability to maintain an effective system of internal control over financial reporting, the ability to remediate any material weaknesses in internal control over financial reporting and any other risk factors that are identified herein.  You are cautioned to not place undue reliance on these forward-looking statements.  In addition to the factors described in this paragraph, the risk factors identified in our Form 10-K and other filings the Company may make with the SEC constitute risks and uncertainties that may affect the financial performance of the Company and are incorporated herein by reference.  The Company does not undertake and hereby disclaims any duty to update any forward-looking statements to reflect subsequent events or circumstances.

About the Company

We are a customer-centric company that positions itself as a value-added, trusted partner in developing superior image solutions through our world-class lighting, graphics, and technology capabilities.  Our core strategy of "Lighting + Graphics + Technology = Complete Image Solutions" differentiates us from our competitors.

We are committed to advancing solid-state LED technology to make affordable, high performance, energy-efficient lighting and custom graphic products that bring value to our customers.  We have a vast offering of innovative solutions for virtually any lighting or graphics application.  In addition, we provide sophisticated lighting and energy management control solutions to help customers manage their energy performance.  Further, we provide a full range of design support, engineering, installation and project management services to our customers.

We are a vertically integrated U.S.-based manufacturer concentrating on serving customers in North America and Latin America.  Our major markets include commercial / industrial lighting, petroleum / convenience store and multi-site retail (including automobile dealerships, restaurants and national retail accounts).  Headquartered in Cincinnati, Ohio, LSI has facilities in Ohio, California, Kentucky, New York, North Carolina and Texas.  The Company's common shares are traded on the NASDAQ Global Select Market under the symbol LYTS.

LSI Industries Inc. Third Quarter Results
April 26, 2018

For further information, contact Jim Galeese, Executive Vice President and Chief Financial Officer at (513) 793-3200.

Conference Call

As previously disclosed, John Morgan, Managing Director, and Jim Galeese  will host a conference call later this morning at 10:00 a.m. EDT to discuss Q3 results.  The call will contain forward looking statements and other material information.

Access to the live Webcast will be available via the Investor Relations page of the Company's website:

http://www.lsi-industries.com

A replay of the Webcast will be posted to the Investor Relations page of the Company's website shortly after the completion of the conference call, where it will be archived for three months.

Additional note:    Today's news release, along with past releases from LSI Industries, is available on the Company's internet site at www.lsi-industries.com or by email or fax, by calling the Investor Relations Department at (513) 793-3200.

LSI Industries Inc. Third Quarter Results
April 26, 2018

Condensed Consolidated Statements of Operations
	Three Months Ended		Nine Months Ended
(in thousands, except per	March 31		March 31
share data; unaudited)	2018	2017	2018	2017

Net sales	$78,843	$78,156	$258,614	$247,973

Cost of products and services sold	58,925	59,445	189,686	185,877
Restructuring costs – cost of sales	--	312	--	1,455

Gross profit	19,918	18,399	68,928	60,641

Selling and administrative expenses	19,175	18,515	60,452	56,663

Impairment of goodwill and intangible assets	--	479	28,000	479

Acquisition deal costs	--	1,480	--	1,480

Restructuring costs – SG&A expense	--	(1,301)	--	(1,091)

Operating income (loss)	743	(774)	(19,524)	3,110

Interest expense, net	400	163	1,220	129

Income (loss) before income taxes	343	(937)	(20,744)	2,981

Income tax expense (benefit)	123	(406)	(3,867)	677

Net income (loss)	$220	$(531)	$(16,877)	$2,304

Income per common share
Basic	$0.01	$(0.02)	$(0.65)	$0.09
Diluted	$0.01	$(0.02)	$(0.65)	$0.09

Weighted average common shares outstanding
Basic	25,875	25,452	25,835	25,346
Diluted	26,437	25,452	25,835	25,909

LSI Industries Inc. Third Quarter Results
April 26, 2018

Condensed Consolidated Balance Sheets
(in thousands, unaudited)	March 31,	June 30,
	2018	2017
Current Assets	$106,950	$107,129
Property, Plant and Equipment, net	44,000	47,354
Other Assets	77,417	102,197
	$228,367	$256,680

Current Liabilities	$39,809	$45,425
Long-Term Debt	45,289	49,698
Other Long-Term Liabilities	1,440	1,479
Shareholders' Equity	141,829	160,078
	$228,367	$256,680